For More Information, contact:                   USANA Health Sciences, Inc.
                                                 Riley Timmer
                                                 Investor Relations Analyst
                                                 (801) 954-7100
                                                 investor.relations@us.usana.com



                       USANA Reports Record Sales and EPS
                        Company Raises Guidance for 2003


SALT LAKE CITY, April 15, 2003--USANA Health Sciences, Inc. (Nasdaq: USNA) today announced definitive results for the first quarter of 2003, reflecting the third consecutive record for quarterly sales and second consecutive record for quarterly earnings per share.

For the first quarter of 2003, USANA reported sales of $40.9 million, representing a year-over-year increase of 42.8% from the $28.6 million in sales reported in the first quarter of 2002. The growth in sales is due in large part to the increasing number of active customers and an approximately $1.4 million benefit from stronger foreign currencies compared to the first quarter of 2002. Net earnings increased 220.1% to $3.6 million in the first quarter of 2003 from $1.1 million in the first quarter of 2002. Earnings per share increased 183.3% to $0.34 per share in the first quarter of 2003 compared to $0.12 per share in the prior year's first quarter.

Commenting on the results, Dave Wentz, USANA's President, said, "We are proud of the results achieved in the first quarter. We've now delivered five consecutive quarters that more than double the prior year's quarterly earnings per share.

"The excitement and enthusiasm of our Associates continues to grow," continued Mr. Wentz. "We are particularly pleased with the increasing sales and Associate base in our largest market, North America. International expansion, combined


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with improved operating efficiencies is helping drive growth in revenue and earnings. We should see incremental growth with the opening of operations in South Korea later this year and in Mexico next year."

Gilbert A. Fuller, Chief Financial Officer, noted, "During the first quarter we were able to significantly strengthen our balance sheet by eliminating all of our bank debt. We continue to benefit from a growing Associate base that is dedicated both to our products and the USANA home-based business opportunity. Based on the first quarter's operating results, we have increased our guidance for fiscal year 2003. We now expect annual revenue of approximately $170 million and earnings per share of approximately $1.40. The results for the latter half of the year are, of course, dependent upon the success of our opening in South Korea, scheduled for the third quarter. Looking ahead to the second quarter, we expect to report revenue of approximately $42 million with earnings per share of $0.34 to $0.36, depending upon the level of spending associated with the opening of the Korean market."

USANA executives will hold a conference call to discuss this announcement and review key line items on the statement of earnings with investors on April 16, 2003 at 9:00 AM EDT. Investors may listen to the call by accessing USANA's website at http://www.usanahealthsciences.com and by clicking on the "Investors" icon.

USANA develops and manufactures high quality nutritionals, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange


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Act. Actual results could differ materially from those projected in the forward-looking statements, which involve a number of risks and uncertainties, including reliance upon the company's independent Associate network, government regulation of products, manufacturing and marketing, and risks associated with international expansion. Those statements include the statements that 1) "We should see incremental growth with the opening of operations in South Korea later this year and in Mexico next year," 2) "We now expect annual revenue of approximately $170 million and earnings per share of approximately $1.40," 3) "The results for the latter half of the year are, of course, dependent upon the success of our opening in South Korea, scheduled for the third quarter," and 4) "Looking ahead to the second quarter, we expect to report revenue of approximately $42 million with earnings per share of $0.34 to $0.36, depending upon the level of spending associated with the opening of the Korean market." The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in USANA's most recent filings with the Securities and Exchange Commission on Form 10-K.